Exhibit 99.3

EXECUTION VERSION

LEAF COMMERCIAL CAPITAL, INC.

STOCKHOLDERS' AGREEMENT

NOVEMBER 16, 2011

i

5.2.	Conversion of Series A Preferred Stock.	26

5.3.	Conversion of Series B Preferred Stock.	26

5.4.	Resignations.	27

ARTICLE VI MISCELLANEOUS		27

6.1.	Termination.	27

6.2.	Legend on Stock Certificates.	27

6.3.	Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.	27

6.4.	Remedies.	28

6.5.	Severability.	28

6.6.	Assignments; Successors and Assigns.	28

6.7.	Amendments; Waivers.	29

6.8.	Notices.	29

6.9.	Captions.	30

6.10.	Number; Gender.	30

6.11.	Entire Agreement.	30

6.12.	Counterparts; Facsimile Signatures.	30

6.13.	Conflicting Agreements.	31

6.14.	Third Party Reliance.	31

6.15.	Consultation with Counsel, etc.	31

6.16.	Prevailing Party.	31

6.17.	Interpretation.	31

6.18.	Construction.	32

ii

STOCKHOLDERS’ AGREEMENT (this “Agreement”) dated as of November 16, 2011, by and among LEAF COMMERCIAL CAPITAL, INC., a Delaware corporation (the “Corporation”), the Investors (as defined herein) and the Existing Stockholders (as defined herein).

WHEREAS, the Stockholders (as defined herein) believe it to be in the best interest of the Corporation and the Stockholders to provide for the continued stability of the business and policies of the Corporation and its subsidiaries, as the same may exist from time to time.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

The following terms have the following meanings:

“Accredited Investor” shall have the meaning set forth in Rule 501 of the Securities Act.

“Affiliate” means, with respect to any Person: (a) a director, manager, officer, partner, member, beneficiary or equity holder (whether direct or indirect) of such Person; (b) a spouse, parent, sibling or child of such Person (or spouse, parent, sibling or child of any director, manager or executive officer of such Person); and (c) any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.

“Agreement” shall have the meaning set forth in the preamble.

“Approved Sale” shall have the meaning set forth in Section 3.5(a) hereof.

“Board” means the Board of Directors of the Corporation.

“Board Decrease” shall have the meaning set forth in Section 2.6 hereof.

“Board Expansion Option” shall have the meaning set forth in Section 2.6 hereof.

“Business Day” shall mean any date that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Bylaws” means the bylaws of the Corporation, as the same may be amended, modified or supplemented from time to time after the date hereof.

“Cause” means (i) indictment for, conviction of, or entering into a plea of nolo contendre to, any crime (whether or not a felony) involving dishonesty, fraud, embezzlement, breach of trust or other crime of moral turpitude or (ii) conviction of, or entering a plea of nolo contendre to, a felony (other than a traffic violation).

“Charter” means the Amended and Restated Certificate of Incorporation of the Corporation, in effect at the time in question, as the same may be amended, modified or supplemented from time to time after the date hereof.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Common Stock Equivalent” means, at any time, one share of Common Stock or the right to acquire, whether or not such right is immediately exercisable, a share of Common Stock, whether evidenced  by an option, warrant, convertible security or other instrument or agreement.

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Controlled Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, is Controlled by such first Person.  For the avoidance of doubt, none of the LEAF Funds are Controlled Affiliates of LFC.

“Corporation” shall have the meaning set forth in the preamble.

“Corporation Governing Body” shall have the meaning set forth in Section 2.5(d) hereof.

“Co-Sale Pro Rata Amount” means, with respect to any Stockholder, the quotient obtained by dividing (i) the number of Co-Sale Securities held by such Stockholder by (ii) the aggregate number of Co-Sale Securities held by all Stockholders or class of Stockholders (as applicable), assuming in each case the conversion or exchange of all securities by their terms convertible into or exchangeable for Common Stock and the exercise of all vested and “in the money” options to purchase or rights to subscribe for Common Stock (including warrants) or such convertible or exchangeable securities.

“Co-Sale Notice” shall have the meaning set forth in Section 3.3(a)(i) hereof.

“Co-Sale Securities” shall have the meaning set forth in Section 3.3(a)(i) hereof.

“Co-Sale Transferee” shall have the meaning set forth in Section 3.3(a) hereof.

“Co-Sale Transferor” shall have the meaning set forth in Section 3.3(a) hereof.

“Credit Policies and Procedures” shall have the meaning set forth in the Stock Purchase Agreement.

“Directors” shall have the meaning set forth in Section 2.1(b)(vii) hereof.

“Eos” means, collectively, Eos Partners, Eos III and Eos IV.

“Eos III” means Eos Capital Partners III, L.P.

“Eos III Director” shall have the meaning set forth in Section 2.1(b)(i) hereof.

“Eos IV” means Eos Capital Partners IV, L.P.

“Eos IV Director” shall have the meaning set forth in Section 2.1(b)(ii) hereof.

“Eos Directors” shall have the meaning set forth in Section 2.1(b)(iii) hereof.

“Eos Group Director” shall have the meaning set forth in Section 2.1(b)(iii) hereof.

“Eos Nominee” shall have the meaning set forth in Section 2.2(c) hereof.

“Eos Observers” shall have the meaning set forth in Section 2.5(a) hereof.

“Eos Partners” means Eos Partners, L.P.

“Equity Investment” means an investment in Equity Securities so long as (1) RCC has the ability to exercise a preemptive right to participate on a pro rata basis in such equity investment in accordance with Section 3.4 hereof and on terms no less favorable to RCC than the terms applicable to Eos’s participation and (2) RCC’s existing governance and other rights relating to the shares of Series A Preferred Stock held by it are not disproportionately disadvantaged by such equity investment relative to Eos’s governance and other rights relating to the shares of Series A Preferred Stock held by it (including hereunder), other than an equity investment in which Eos elects to participate and RCC does not elect to participate.

“Equity Securities” means all shares of capital stock of the Corporation, including the Shares, all securities convertible into or exchangeable for shares of capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.

“Excluded Securities” means (i) shares of Common Stock at any time issuable pursuant to the Restricted Stock Plan, (ii) stock, warrants or other securities issued to a bank or other financial institution (in any case which bank or other financial institution is not an Affiliate of Eos) in connection with a financing or in connection with any acquisition by the Corporation (whether directly or indirectly) approved by the Board, (iii) shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (iv) shares of Common Stock issuable upon the exercise of the Guggenheim Warrant or the Eos Warrants, (v) shares of Common Stock issued by the Corporation in an IPO, (vi) Equity Securities of the Corporation issued after the date hereof to give effect to any stock dividend or distribution, stock split, reverse stock split or combination or other similar pro rata recapitalization event affecting any class or series of Common Stock, (vii) securities of the Corporation that are redeemable by the Corporation upon a date certain by the Corporation but are not Common Stock Equivalents, (viii) Equity Securities of the Corporation issued in connection with any stock appreciation or similar rights, contractual or otherwise and (ix) Equity Securities of the Corporation issued in connection with the Corporation’s indemnification obligations set forth in Article X of the Stock Purchase Agreement.

“Existing Stockholder” means any Person set forth on Annex II hereto and any Person who becomes a party to this Agreement as an Existing Stockholder pursuant to Sections 3.1 or 3.2 hereof.  For the avoidance of doubt, Existing Stockholder does not include any of the Investors.

“Existing Stockholder Shares” means all Equity Securities held at any time during the term of this Agreement by any Existing Stockholder.

“Future Stockholder” shall have the meaning set forth in Section 3.1 hereof.

“GAAP” means generally accepted accounting principles employed in the United States.

“Governmental Entity” means any national, federal, state, local or foreign court, tribunal, arbitral body, arbitrator, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Group” means:

(a)           in the case of any Stockholder who is an individual, (i) such Stockholder, (ii) the spouse, parent, sibling or lineal descendants of such Stockholder, (iii) all trusts for the benefit of such Stockholder or any of the foregoing, (iv) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing and (v) all Affiliates of such Stockholder;

(b)           in the case of any Stockholder that is a partnership, (i) such Stockholder, (ii) its limited, special and general partners, (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets or with which it shall be merged and (iv) all Affiliates and employees of and consultants to, such Stockholder; and

(c)           in the case of any Stockholder which is a corporation or a limited liability company, (i) such Stockholder, (ii) its stockholders or members as the case may be, (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets and (iv) all Affiliates of such Stockholder.

“Guggenheim Indenture” means the Indenture, dated as of December 5, 2010, by and among LEAF Capital Funding SPE A, LLC, U.S. Bank National Association and Guggenheim Securities, LLC.

“Guggenheim Warrant” means the Warrant to purchase Common Stock issued by the Corporation to Guggenheim Securities, LLC, as the same may be amended, modified or supplemented from time to time after the date hereof.

“Independent Directors” shall have the meaning set forth in Section 2.1(b)(vi) hereof.

“Initial Subscribing Investor” shall have the meaning set forth in Section 3.4(f) hereof.

“Investment Bank” shall have the meaning set forth in Section 3.6(a) hereof.

“Investors” means the Persons set forth on Annex I hereto and any Person who becomes a party to this Agreement as an Investor pursuant to Sections 3.1 or 3.2 hereof.

“Investor Shares” means all Equity Securities of the Corporation held at any time during the term of this Agreement by the Investors.

“IPO” shall have the meaning set forth in the Charter.

“Joinder Agreement” shall have the meaning set forth in Section 3.1 hereof.

“LFC” means LEAF Financial Corporation, a Delaware corporation.

“Liquidation” shall have the meaning set forth in the Charter.

“Management Agreement” means that certain Management Consulting Agreement, dated as of the date hereof, between the Corporation and Eos Management, L.P., as the same may be amended, restated, supplemented or otherwise modified from time to time after the date hereof.

“Management Director” shall have the meaning set forth in Section 2.1(b)(v) hereof.

“Management Observers” shall have the meaning set forth in Section 2.5(b) hereof.

“Management Stockholders” means those individuals set forth on Annex III hereto and any Person who becomes a party to this Agreement as a Management Stockholder pursuant to Sections 3.1 or 3.2 hereof.

“Management Stockholder Shares” means all Equity Securities held at any time during the term of this Agreement by any Management Stockholder.

“Material Adverse Effect” means (A) any state of facts, change, event, effect or occurrence (including a decrease in the Moody’s or Standard & Poor’s rating with respect to any material indenture, warehouse line of credit or other securitization to which the Corporation or any of its Subsidiaries is a party (any such decrease, a “Ratings Decrease”)) (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Corporation and its Subsidiaries taken as a whole, (B) the occurrence and continuation of any of the following defaults or events of default under any material indenture, warehouse line of credit or other securitization to which the Corporation or any of its Subsidiaries is a party: (v) a default based on a Ratings Decrease (such a default, a “Ratings Default”), (w) a payment default, (x) a financial covenant default, (y) a default pursuant to which the applicable lender, trustee, agent or other similarly situated party under such material indenture, warehouse line of credit or other securitization exercises its remedies in respect of such event of default (it being understood and agreed by the Parties that the grant of any waiver by the lender, trustee, agent or other similarly situated party with respect to such event of default shall not constitute the exercise of remedies for purposes of this definition) or (z) a bankruptcy or insolvency related default; provided, however, that with respect to a financial covenant default or a Ratings Default, such default will only be deemed a Material Adverse Effect to the extent it is not cured or waived by the applicable lender or counterparty within ninety (90) calendar days of occurring, (C) the inability of the Corporation or its Subsidiaries to perform under any custodial agreement, servicing agreement or sub-servicing agreement and such inability to perform would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Corporation and its Subsidiaries taken as a whole, or (D) the failure to comply with the financial covenants set forth in Exhibit C hereof; provided, however, that with respect to clause (A) only, any change in Laws (other than changes in regulatory conditions affecting the industry in which the Corporation operates) or GAAP or the interpretations thereof by a Governmental Entity shall not be deemed to constitute a Material Adverse Effect.  Notwithstanding anything to the contrary herein, the Investors shall have no rights or remedies in respect of a Material Adverse Effect under this Agreement, unless and until (i) the Investors provide to the Corporation notice of a Material Adverse Effect and (ii) with respect to clause (A) only, the Corporation fails to cure such Material Adverse Effect, solely to the extent such Material Adverse Effect is curable, within 45 calendar days after notice of the same is given to the Corporation.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“New Securities” means all Equity Securities other than Excluded Securities.

“Observers” shall have the meaning set forth in Section 2.5(c) hereof.

“Origination Parameters” shall have the meaning set forth in the Stock Purchase Agreement.

“Other Accredited Stockholders” shall have the meaning set forth in Section 3.4(f) hereof.

“Other Stockholders” shall have the meaning set forth in Section 3.3(a)(i) hereof.

“Permitted Family Transferee” means, with respect to any Management Stockholder (and each Permitted Transferee of such Management Stockholder), (i) the spouse or any lineal descendant (including adopted children) of such Person, (ii) any trust solely for the benefit of such Person and/or the spouse or lineal descendants (including adopted children) of such Person, (iii) a charitable foundation under the Control of such Person, (iv) a family trust, partnership or limited liability company under the Control of such Person or established solely for the benefit of such Person and/or such Person's spouse or lineal descendants (including adopted children) or for estate planning purposes provided such family trust, partnership or limited liability company remains under the Control of such Person, or (v) the estate of such Person.

“Permitted Transfer” means (a) with respect to an Existing Stockholder, any Transfer by such Existing Stockholder to (i) a Permitted Family Transferee of such Existing Stockholder and (ii) any Transferee approved in writing by the Investors holding a majority of the Investor Shares outstanding at such time and (iii) a Controlled Affiliate of such Existing Stockholder (so long as (i) such Controlled Affiliate is not engaged in any business that is competitive with the Company or its Subsidiaries and (ii) such Transfer is not adverse to the Company or its Subsidiaries) and (b) with respect to a Stockholder who is an Investor, any Transfer by such Investor to a member of such Investor’s Group (so long as such Transfer is not adverse to the Company or its Subsidiaries).

“Permitted Transferee” means any Person to whom a Permitted Transfer is made.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preemptive Offer” shall have the meaning set forth in Section 3.4(a) hereof.

“Preemptive Offer Notice” shall have the meaning set forth in Section 3.4(a) hereof.

“Preemptive Offer Number” shall have the meaning set forth in Section 3.4(b) hereof.

“Preemptive Offer Period” shall have the meaning set forth in Section 3.4(a) hereof.

“Preferred Stock” shall have the meaning set forth in the Charter.

“Prevailing Party” means, with respect to any party, in an action seeking (i) monetary damages, if such party secures as a final judgment, a dollar amount (excluding interest) that is equal to or greater than fifty percent (50%) of the amount claimed as damages in the complaint or as a counterclaim in the answer, and, if such party fails to secure an amount equal to or greater than fifty percent (50%) of the amount claimed, then the other party shall be deemed to be the prevailing party for purposes of this Agreement; (ii) a declaratory ruling or a permanent injunction, if such party successfully secures the relief sought, and, if such party is unsuccessful in securing such relief, then the other party shall be deemed to be the prevailing party; and (iii) monetary damages and a demand for a declaratory ruling or permanent injunction, only if such party satisfies the criteria in both clauses (i) and (ii), and, if such party does not satisfy such criteria, then the other party shall be deemed to be the prevailing party; provided, however, that if one party would be a Prevailing Party under one of the clauses in this definition and the other party would be a Prevailing Party under another clause, then neither party shall be deemed a Prevailing Party for purposes of this Agreement.

“Pro Rata Amount” means, with respect to any Stockholder, the quotient obtained by dividing (i) the number of Common Stock Equivalents held by such Stockholder by (ii) the aggregate number of Common Stock Equivalents held by all Stockholders or class of Stockholders (as applicable), assuming in each case the conversion or exchange of all securities by their terms convertible into or exchangeable for Common Stock and the exercise of all vested and “in the money” options to purchase or rights to subscribe for Common Stock (including warrants) or such convertible or exchangeable securities.

“Purchase Notice” shall have the meaning set forth in Section 3.4(b) hereof.

“RCC” means Resource TRS, Inc., a Delaware corporation and wholly owned Subsidiary of Resource Capital Corp., a Maryland real estate investment trust.

“RCC Directors” shall have the meaning set forth in Section 2.1(b)(iv) hereof.

“RCC Observers” shall have the meaning set forth in Section 2.5(c) hereof.

“Realization Event” shall have the meaning set forth in Section 3.6(a) hereof.

“Realization Event Notice” shall have the meaning set forth in Section 3.6(a) hereof.

“Realization Event Trigger” shall mean the earlier to occur of (i) the failure by the Corporation to consummate a Sale of the Corporation or an IPO on or before the third anniversary of the date of this Agreement for any reason and (ii) the occurrence of a Material Adverse Effect.

“Related Person” shall have the meaning set forth in Section 4.1(n) hereof.

“Requesting Stockholders” shall have the meaning set forth in Section 3.6(a) hereof

“Restricted Stock Plan” means the Corporation’s 2011 Restricted Stock Plan, as the same may be amended, restated or otherwise modified from time to time after the date hereof.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.

“Sale of the Corporation” shall have the meaning set forth in the Charter.

“Series A Preferred Stock” means the Corporation’s Series A Participating Preferred Stock, $0.001 par value per share.

“Series A Directors” shall have the meaning set forth in Section 2.1(b)(vii) hereof.

“Series A Majority” means the holders of a majority of all then outstanding shares of Series A Preferred Stock.

“Series B Preference Amount” shall have the meaning set forth in the Charter.

“Series B Preferred Stock” means the Corporation’s Series B Redeemable Preferred Stock, $0.001 par value per share.

 “Series D Preferred Stock” means the Corporation’s Series D Redeemable Preferred Stock, $0.001 par value per share.

“Shares” means all Investor Shares and all Existing Stockholder Shares.

“Stockholder Realization Notice” shall have the meaning set forth in Section 3.6(a) hereof.

“Stockholders” means the Investors, the Existing Stockholders and any Future Stockholders.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of November 16, 2011, by and among the Corporation, LFC, RCC, Resource Capital Corp., Resource America, Inc. and the Purchasers identified therein, as the same may be amended, restated or otherwise modified from time to time after the date hereof.

“Subscribing Stockholders” shall have the meaning set forth in Section 3.4(a) hereof.

“Subsequent Meeting” shall have the meaning set forth in Section 2.1(d) hereof.

“Subsidiary” means, with respect to any Person, any other Person the majority of whose equity securities or voting securities are directly or indirectly owned or controlled by such Person.

“Subsidiary Governing Body” shall have the meaning set forth in Section 2.5(d) hereof.

“Tag-Along Notice” shall have the meaning set forth in Section 3.3(c) hereof.

“Tag-Along Seller” shall have the meaning set forth in Section 3.3(d) hereof.

“Termination Date” means the earlier to occur of: (i) the closing of an IPO and (ii) the consummation of a Liquidation.

“Third Party” means, with respect to any Stockholder, any Person that is not (i) the Corporation or (ii) a member of the Group of such Stockholder.

“Transfer” means to sell, transfer, assign, pledge or otherwise dispose of Equity Securities, either voluntarily or involuntarily and with or without consideration, excluding by Management Stockholders to the Corporation upon a termination of employment.

“Transferee” means any Person to whom a Stockholder shall Transfer Shares.

ARTICLE II

BOARD REPRESENTATION

2.1.	Board Representation.

(a) Subject to Section 2.6 hereof, the Corporation and the Stockholders shall take such corporate actions as may be required to ensure that (i) the number of directors constituting the Board is at all times no greater than eight (8) and (ii) the presence of at least four (4) directors is required to constitute a quorum of the Board.  The Board shall initially be set at seven (7) members

(b) The Board shall be comprised as follows:

(i) Eos III shall be entitled: (A) to nominate one (1) individual to the Board to serve as director (the “Eos III Director”) until his or her respective successor is elected and qualified, (B) to nominate each successor to the Eos III Director and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); the Eos III Director shall initially be Steven M. Friedman;

(ii) Eos IV shall be entitled: (A) to nominate one (1) individual to the Board to serve as director (the, “Eos IV Director”) until his or her respective successor is elected and qualified, (B) to nominate each successor to the Eos IV Director and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); the Eos IV Director shall initially be Brendan M. Moore;

(iii) Eos shall be entitled: (A) to nominate one (1) individual to the Board to serve as director (the, “Eos Group Director”, and, together with the Eos III Director and the Eos IV Director, the “Eos Directors”) until his or her respective successor is elected and qualified, (B) to nominate each successor to the Eos Group Director and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); the Eos Group Director shall initially be Aakash Patel;

(iv) RCC shall be entitled: (A) to nominate two (2) individuals to the Board to serve as directors (the “RCC Directors”) until their respective successors are elected and qualified, (B) to nominate each successor to the RCC Directors and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); the RCC Directors shall initially be Steven J. Kessler and Jeffrey F. Brotman;

(v) the Management Stockholders holding a majority of the Management Stockholder Shares shall be entitled: (A) to nominate one (1) individual to the Board to serve as director (the “Management Director”) until his or her respective successor is elected and qualified, (B) to nominate each successor to the Management Director and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); provided, however, such Management Director must be acceptable to the Series A Majority; the Management Director shall initially be Crit DeMent;

(vi) the Eos Directors and the RCC Directors shall be entitled (acting unanimously): (A) to nominate up to two (2) individuals to the Board to serve as directors (the “Independent Directors”) until their respective successors are elected and qualified, (B) to nominate each successor to the Independent Directors, (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); provided, however, that such nominee and any successor may not be an officer or employee of the Corporation, any Management Stockholder or any officer of employee of RCC or Eos; the Eos Directors and RCC Directors shall (acting unanimously) determine, in good faith, the Independent Director(s) as promptly as practicable after the date of the Agreement; and

(vii) upon the exercise of the Board Expansion Option in accordance with Section 2.6 hereof, the Series A Majority shall be entitled: (A) to nominate such number of individuals to the Board to serve as directors as would result in the Eos Directors, together with such individuals, constituting a majority of the members of the Board (such individuals, the “Series A Directors” and, together with the Eos Directors, the RCC Directors, the Management Director and the Independent Directors, the “Directors”) until their respective successors are elected and qualified, (B) to nominate each successor to the Series A Directors and (C) to direct the removal from the Board of any Series A Director nominated under the foregoing clauses (A) or (B).

(c) Each nomination or any proposal to remove from the Board any director shall be made by delivering to the Corporation a notice signed by the Person(s), or the holders of capital stock, entitled to make such nomination or proposal.  As promptly as practicable, but in any event within ten (10) calendar days, after delivery of such notice, the Corporation shall take or cause to be taken such corporate actions as may be required to cause the election or removal proposed in such notice.  Such corporate actions may include calling a meeting or soliciting a written consent of the Board, or calling a meeting or soliciting a written consent of the Stockholders.

(d) Notwithstanding anything set forth in Section 2.1(a) hereof, the presence of at least one (1) Eos Director is required to constitute a quorum of the Board; provided, however, that if all of the Eos Directors are absent from two (2) consecutive properly noticed meetings of the Board, such second meeting shall be adjourned until such time as determined by the directors so present at such second meeting, which time shall be set forth in the notice of the subsequent meeting of the Board (“Subsequent Meeting”) required to be delivered in accordance with the Bylaws; provided, further, however, that notwithstanding the foregoing, if an Eos Director is not present at such Subsequent Meeting, the presence of any four (4) directors shall constitute a quorum of the Board.

2.2.	Voting Agreement.

(a) Each Stockholder covenants and agrees to vote all Equity Securities held by such Stockholder for (i) the election to the Board of all individuals nominated in accordance with Section 2.1 hereof and for the removal from the Board of all directors proposed to be removed in accordance with Section 2.1 hereof, and (ii) the election to each committee of the Board of an Eos Director nominated in accordance with Section 2.4 hereof, and in each case shall take all actions required on its behalf to give effect to the agreements set forth in this Article II.  Each Stockholder shall use its respective commercially reasonable efforts to cause each director originally nominated by such Stockholder to vote for the election to the Board of all individuals nominated in accordance with Section 2.1(vi) hereof.

(b) Pursuant to this Section 2.2, each Stockholder hereby approves and votes all of his, her or its Equity Securities in favor of the election to the Board of each of the initial Board designees named pursuant to Section 2.1(b) above.

(c) Each Existing Stockholder and the Corporation hereby grants to Eos an irrevocable proxy, coupled with an interest, and power of attorney authorizing Eos or any nominee of Eos (the “Eos Nominee”) to act as proxy of such Existing Stockholder and the Corporation, with full powers of substitution and resubstitution, and hereby authorizes the Eos Nominee to vote, give consents and in all other ways act in such Existing Stockholder’s or the Corporation’s place with respect to (including executing and delivering all documents deemed necessary and appropriate by the Eos Nominee) effectuating the consummation of any Equity Investment in connection with an MAE.  The Stockholders hereby agree to indemnify, defend and hold the Eos Nominee harmless against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby.

2.3.	Vacancies; Removal; Interim Director.

(a) In the event a vacancy is created on the Board by reason of the death, disability, removal (with or without Cause) or resignation of any director, (i) the Corporation shall notify each Stockholder of the occurrence of such vacancy,  (ii) such vacancy shall be filled in accordance with the procedures set forth in Section 2.1 hereof and (iii) no Stockholder shall have the ability to fill any vacancy to the extent that the ability to appoint such Stockholder is specifically granted to other Stockholders pursuant to Section 2.1 hereof.  No Stockholder shall have the ability to remove a director to the extent that such director was not nominated by such Stockholder (other than in the case of the Management Director); provided, however, that any director may be removed for Cause by a vote of the holders of a majority of all of the then-outstanding Common Stock Equivalents.

(b) If the Stockholders entitled to nominate a successor to fill such vacancy fail to do so within fifteen (15) calendar days after delivery of such notice, such vacancy may be filled in accordance with the Bylaws (subject in all cases to Section 2.3(a) above) until a successor has been nominated and elected to the Board in accordance with Sections 2.1 and 2.2 of this Agreement.

(c) No Person may serve as a director of the Corporation if such Person was an employee of the Corporation and has been terminated by the Corporation.

2.4.	Committees; Subsidiaries.

(a) Each Stockholder shall use its respective commercially reasonable efforts to cause each director of the Corporation originally nominated by such Stockholder to take such corporate actions as may be required to ensure that at least one (1) Eos Director is appointed to each committee of the Board.  An Eos Director shall be the chair of the audit committee.

(b) Subject to applicable law and regulation, Eos shall have the right (but not the obligation), upon written notice to the Corporation, to cause the Corporation and each Stockholder to take, and each Stockholder shall use its respective commercially reasonable efforts to cause each director of the Corporation originally nominated by such Stockholder to take, such corporate actions as may be required to ensure that the composition of the board of directors (or similar governing body) of all direct and indirect Subsidiaries of the Corporation is identical to the composition of the Board.

(c) The Corporation and each Stockholder shall take such corporate actions as may be required to ensure that the Indemnification Committee Charter, attached hereto as Exhibit B, is adopted (and not rescinded) and made effective as of the date hereof.

2.5.	Non-Voting Observers.

(a) In addition to its other rights under this Agreement, Eos shall be entitled to have up to two (2) non-voting observers at any Board meeting (collectively, the “Eos Observers”) who shall be designated in advance of such Board meeting by Eos, by notice to the Corporation prior to such Board meeting (and who shall also be subject to removal for no reason or any reason whatsoever by Eos by notice to the Corporation).

(b) In addition to its other rights under this Agreement, the Management Stockholders shall be entitled to have up to two (2) non-voting observers at any Board meeting (collectively, the “Management Observers”) who shall be designated in advance of such Board meeting by the Management Stockholders, by notice to the Corporation prior to such Board meeting (and who shall also be subject to removal for no reason or any reason whatsoever by the Management Stockholders by notice to the Corporation).

(c) In addition to its other rights under this Agreement, RCC shall be entitled to have up to two (2) non-voting observers at any Board meeting (collectively, the “RCC Observers” and, together with the Eos Observers and the Management Observers, the “Observers”) who shall be designated in advance of such Board meeting by RCC, by notice to the Corporation prior to such Board meeting (and who shall also be subject to removal for no reason or any reason whatsoever by RCC by notice to the Corporation).

(d) Each Observer shall be entitled to be present at all meetings of the Board (and each committee thereof) (each, a “Corporation Governing Body”), as well as at all meetings of the board of directors (or similar governing body) of all direct and indirect Subsidiaries of the Corporation (and each committee thereof) (each, a “Subsidiary Governing Body”). The Corporation shall notify each Observer of each meeting of each Corporation Governing Body and each meeting of each Subsidiary Governing Body, including the time and place of such meeting, in the same manner and at the same times as the members of such Corporation Governing Body or Subsidiary Governing Body, as the case may be, are notified.

(e) Each Observer shall (i) have the same access to information concerning the business and operations of the Corporation and its Subsidiaries, including notes, minutes and consents, at the same times as the members of each Corporation Governing Body or Subsidiary Governing Body may receive access to such information, (ii) be entitled to participate in discussions of the affairs, finances and accounts of, and consult with, and make proposals and furnish advice to, the Corporation Governing Bodies and the Subsidiary Governing Bodies and (iii) be provided with copies of all notices, minutes, consents, and forms of consents in lieu of meetings of the Corporation Governing Bodies and the Subsidiary Governing Bodies and all other material that the Corporation or any of its Subsidiaries provides to members of any Corporation Governing Body or Subsidiary Governing Body as such, in each case at the same time or times as such notices, minutes, consents or forms are issued or circulated by or to, or such other material is provided to, such members.

2.6.	Board Expansion Option.

Upon and at any time after the occurrence of a Realization Event Trigger, the holders of a majority of the Investor Shares may, at their sole option (such option, the “Board Expansion Option”), elect, by providing written notice to the Corporation, to cause the Corporation to increase the number of directors constituting the Board to such number as is necessary to ensure that all Series A Directors are elected to the Board.  The Corporation and the Stockholders shall, upon receipt of such notice, promptly take such actions as may be required to increase the number of directors constituting the Board to such number as is necessary to ensure that all Series A Directors are elected to the Board.  Notwithstanding the foregoing, in the event the holders of a majority of the Investor Shares have exercised the Board Expansion Option in connection with the occurrence of a Material Adverse Effect and, prior to the third anniversary of the date of this Agreement, (i) there ceases to be a Material Adverse Effect and (ii) the Requesting Stockholders have not delivered a Realization Event Notice in accordance with Section 3.6 hereof, then the size of the Board shall revert to its size immediately prior to the exercise of such Board Expansion Option (a “Board Decrease”), and the Corporation and the Stockholders shall promptly take such actions as may be required to effect such reversion.  For the avoidance of doubt, a Board Decrease shall not preclude the Investors from exercising the Board Expansion Option in connection with any other Realization Event Trigger.

2.7.	Meetings; Expenses; Compensation.

(a) The Corporation shall convene meetings of the Board at least once every calendar quarter.  Upon any failure by the Corporation to convene any meeting required by this paragraph, an Eos Director or RCC Director may convene such meeting.

(b) The Corporation shall reimburse each Director for his or her reasonable out-of-pocket expenses (including travel) incurred in connection with (i) the attendance of meetings of a Corporation Governing Body or Subsidiary Governing Body and (ii) conducting any other business of the Corporation (or of any Subsidiary thereof).

ARTICLE III

ISSUANCE AND TRANSFER OF SHARES

3.1.	Future Stockholders.

The Corporation shall require each Person that acquires Equity Securities (excluding options to acquire Common Stock) after the date hereof (a “Future Stockholder”), as a condition to the effectiveness of such acquisition, to execute a joinder to this Agreement, substantially in the form attached hereto as Exhibit A (the “Joinder Agreement”), agreeing to be treated as (i) an Investor, if such Person acquires such Equity Securities from an Investor, (ii) an Existing Stockholder, if such Person acquires such Equity Securities from an Existing Stockholder, and/or (iii) a Management Stockholder, if such Person is not otherwise an Investor or an Existing Stockholder and acquires Equity Securities from a Management Stockholder or the Corporation, whereupon, in each case, such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement relating to Investors, Existing Stockholders and/or Management Stockholders, as the case may be.

3.2.	Limitations on Transfers.

(a) No Transfer of any Equity Securities by any Stockholder shall become effective unless and until (i) the transferee (unless already subject to this Agreement) executes and delivers to the Corporation a Joinder Agreement, agreeing to be treated in the same manner as the transferring Stockholder (i.e., as either an Investor, an Existing Stockholder and/or a Management Stockholder) and (ii) such Transfer is either (x) a Permitted Transfer or (y) otherwise made in compliance with this Article III.  Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the transferred Equity Securities in the same manner as the transferring Stockholder.  The provisions regarding Transfers of Equity Securities contained in this Article III shall apply to all Equity Securities now owned or hereafter acquired by a Stockholder.  Any Transfer of Equity Securities by a Stockholder not made in accordance with this Article III shall be void ab initio.

(b) In the event of a Liquidation, each Stockholder shall use his, her or its best efforts to ensure that the holders of Preferred Stock receive (out of the proceeds of such Liquidation or Sale of the Corporation distributable to the Corporation’s stockholders) the amounts that they would be entitled to receive pursuant to the Charter in connection with a Liquidation.

(c) Notwithstanding anything to the contrary contained herein, (A) neither the Management Stockholders nor LFC shall be permitted to Transfer all or any portion of its Equity Securities and (B) RCC shall not be permitted to Transfer, prior to the date that is five (5) years from the date hereof, all or any portion of its Series B Preferred Stock or Series D Preferred Stock to any Person, other than (in the case of clauses (A) and (B)) (i) to Permitted Transferees, (ii) pursuant to Sections 3.5 or 3.6 or (iii) with the written consent of Eos.

(d) Notwithstanding anything to the contrary contained herein, neither RCC nor any Investor shall be permitted to Transfer all or any portion of its Series A Preferred Stock to any Person prior to the date that is five (5) years from the date hereof, other than (i) to Permitted Transferees, (ii) pursuant to Sections 3.3, 3.5 or 3.6 or (iii) with the written consent of Eos (with respect to Transfers by RCC) or RCC (with respect to Transfers by an Investor).

(e) Notwithstanding anything to the contrary contained herein, no Stockholder may Transfer any Equity Securities to any Person (or to any Affiliate thereof), other than in connection with an Approved Sale, who directly or indirectly competes with the Corporation or any of the Corporation’s Subsidiaries, as determined by the Board (including, without limitation, the approval of a majority of the directors (including at least one (1) Eos Director, unless Eos is the transferring Stockholder) that have not been nominated by the transferring Stockholder, in their sole discretion).

(f) Each Stockholder shall, after complying with the provisions of this Agreement, but prior to any Transfer of Equity Securities, give written notice to the Corporation of such proposed Transfer.  Each such notice shall describe the manner and circumstances of the proposed Transfer.  Upon request by the Corporation, each Stockholder seeking to Transfer Equity Securities shall deliver a written opinion of counsel for such Stockholder, addressed to the Corporation, stating that, in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Corporation), such proposed Transfer does not involve a transaction requiring registration or qualification of such Equity Securities under the Securities Act or the securities laws of any State of the United States; provided, however, that no such opinion shall be required for a Transfer which is a Permitted Transfer or a Transfer effected pursuant to Sections 3.3 (with respect to a Tag-Along Seller) and 3.5 hereof.  Subject to compliance with the other provisions of this Agreement, if the Corporation does not request such an opinion within ten (10) Business Days of receipt of the notice, the Transferring Stockholder shall be entitled to Transfer such Equity Securities, on the terms set forth in the notice, within sixty (60) calendar days of delivery of the notice.

(g) Each Existing Stockholder that is an entity that was formed for the sole purpose of directly or indirectly acquiring Equity Securities or that has no substantial assets other than Equity Securities or direct or indirect interests in Equity Securities agrees that (i) certificates for shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the restrictions on transfer of shares as if such common stock or other equity interests were Equity Securities, (ii) no shares of such common stock or other equity interests may be transferred to any person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were Equity Securities and (iii) any transfer of such common stock or other equity interests shall be deemed to be a transfer of a pro rata number of Equity Securities hereunder.

3.3.	Co-Sale Rights.

(a) Subject to compliance with the other applicable provisions of this Agreement, if at any time a Stockholder (the “Co-Sale Transferor”) proposes to Transfer any Shares (other than pursuant to a Permitted Transfer) to any Third Party (the “Co-Sale Transferee”), the Co-Sale Transferor shall, at least thirty (30) calendar days prior to the closing of such Transfer:

(i) Deliver a notice (the “Co-Sale Notice”) to all other Stockholders (the “Other Stockholders”) that hold Equity Securities of the same class, series or type (or convertible into the same class, series or type) (such Equity Securities, the “Co-Sale Securities”)  detailing the terms and conditions of the proposed Transfer; provided, that such Co-Sale Notice shall indicate that the Co-Sale Transferee has been informed of the co-sale rights provided for in this Section 3.3 and has agreed to purchase the Co-Sale Securities in accordance with the terms hereof.

(ii) The Co-Sale Transferor shall not be permitted to Transfer any Co-Sale Securities to the Co-Sale Transferee unless all Other Stockholders are permitted to Transfer their respective Co-Sale Pro Rata Amount of the aggregate number of Co-Sale Securities to which the Co-Sale Offer relates.

(b) The Co-Sale Transferor shall, in addition to complying with the provisions of this Section 3.3, comply with the other provisions of this Article III.

(c) Within thirty (30) calendar days after delivery of the Co-Sale Notice, each Other Stockholder may elect to participate in the proposed Transfer by delivering to such Co-Sale Transferor a notice (the “Tag-Along Notice”) specifying the number of Co-Sale Securities (up to his, her or its Co-Sale Pro Rata Amount with respect to which such Other Stockholder shall exercise his, her or its rights under this Section 3.3).  Each Tag-Along Notice shall include only Equity Securities of the same, class, series or type (or convertible into the same class, series or type) being Transferred by the Co-Sale Transferor.  For purposes of this Section 3.3, each Other Stockholder may aggregate his, her or its Co-Sale Pro Rata Amount among Other Stockholders in his, her or its Group to the extent that such Other Stockholders in his, her or its Group do not elect to sell their respective Co-Sale Pro Rata Amounts.

(d) Any Co-Sale Securities requested to be included by an Other Stockholder (a “Tag-Along Seller”) in any Co-Sale Notice shall be Transferred on terms and conditions that are no less favorable than the terms and conditions set forth in the Co-Sale Notice, provided, however, that adjustment shall be made to account for the relative value of the Co-Sale Securities.

3.4.	Preemptive Rights.

(a) If the Corporation proposes to issue any New Securities to any Person, the Corporation shall, before such issuance, deliver to the Stockholders (other than those Stockholders that are not Accredited Investors (collectively, the “Subscribing Stockholders”)) a written notice offering to issue to the Subscribing Stockholders such New Securities upon the terms set forth in this Section 3.4 (the “Preemptive Offer Notice”).  The Preemptive Offer Notice shall state that the Corporation proposes to issue New Securities and shall set forth the number and the terms and conditions (including the purchase price) of such New Securities.  The offer (the “Preemptive Offer”) shall remain open and irrevocable for a period of ten (10) calendar days (the “Preemptive Offer Period”) from the date of its delivery.

(b) Each Subscribing Stockholder may accept the Preemptive Offer by delivering to the Corporation a notice (the “Purchase Notice”) at any time during the Preemptive Offer Period.  The Purchase Notice shall state the number (the “Preemptive Offer Number”) of New Securities such Subscribing Stockholder desires to purchase.  If the sum of all Preemptive Offer Numbers exceeds the number of New Securities, then the New Securities shall be allocated among the Subscribing Stockholders that delivered a Purchase Notice in accordance with their respective Pro Rata Amount (based on the aggregate number of Common Stock Equivalents outstanding at the time of the Preemptive Offer and held by all Subscribing Stockholders).

(c) The issuance of New Securities to the Subscribing Stockholders who delivered a Purchase Notice shall be made on a Business Day, as designated by the Corporation, not less than ten (10) and not more than sixty (60) calendar days after expiration of the Preemptive Offer Period on those terms and conditions of the Preemptive Offer not inconsistent with this Section 3.4.

(d) If the number of New Securities exceeds the sum of all Preemptive Offer Numbers, the Corporation may issue such excess or any portion thereof on the terms and conditions set forth in the Preemptive Offer to any Person within ninety (90) calendar days after expiration of the Preemptive Offer Period.  If such issuance is not made within such 90-day period, the restrictions provided for in this Section 3.4 shall again become effective.

(e) For purposes of this Section 3.4, each Subscribing Stockholder may aggregate his, her or its Pro Rata Amount among other Subscribing Stockholders in his, her or its Group to the extent that other Subscribing Stockholders in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

(f) Notwithstanding anything to the contrary contained herein, the Corporation may, in order to expedite the issuance of the New Securities under this Section 3.4, issue all or a portion of the New Securities to one or more Persons (each, an “Initial Subscribing Investor”), without complying with the provisions of this Section 3.4; provided, that prior to such issuance, either (i) each Initial Subscribing Investor agrees to offer to sell to each Stockholder who is an Accredited Investor and who is not an Initial Subscribing Investor (each such Stockholder, an “Other Accredited Stockholder”) his or its respective Pro Rata Amount of such New Securities on the same terms and conditions as issued to the Initial Subscribing Investors or (ii) if the Initial Subscribing Investor was a Stockholder prior to the issuance of New Securities in accordance with this Section 3.4, the Corporation shall offer to sell an additional amount of New Securities to each Other Accredited Stockholder only in an amount and manner which provides such Other Accredited Stockholders with rights substantially similar to the rights outlined in Sections 3.4(b), 3.4(c) and 3.4(e) hereof.  The Initial Subscribing Investors or the Corporation, as applicable, shall offer to sell such New Securities to each Other Accredited Stockholder within sixty (60) calendar days after the closing of the purchase of the New Securities by the Initial Subscribing Investors.

3.5.	Approved Sale; Sale of the Corporation.

(a) At any time that Eos and RCC shall approve a Sale of the Corporation to one or more Persons (an “Approved Sale”), each Stockholder and the Corporation shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (A) a merger or consolidation of the Corporation, each Stockholder shall, and hereby does, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation and hereby instructs the Board to vote in favor of such Approved Sale, or (B) a sale of shares of capital stock, each Stockholder shall, and hereby does, agree to sell their Equity Securities on the terms and subject to the conditions approved by Eos and RCC.  All Stockholders and the Corporation shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (2) to effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below.  The Stockholders shall not be required to comply with, and shall have no rights under, Sections 3.1 through 3.4 hereof in connection with any Approved Sale.

(b) The Corporation shall provide the Stockholders with written notice of any Approved Sale at least ten (10) calendar days prior to the consummation thereof setting forth in reasonable detail the terms (including price, time and form of payment) of any Approved Sale.  The obligations of the Stockholders to participate in any Approved Sale are subject to the satisfaction of the following conditions:

(i) each Stockholder shall receive the same portion of the aggregate consideration from such Approved Sale that such Stockholder would have received if such aggregate consideration (in the case of an asset sale, after payment or provision for all liabilities) had been distributed by the Corporation in a Liquidation;

(ii) if any Stockholders of a class, series or type of Equity Securities are given an option as to the form and amount of consideration to be received with respect to Equity Securities in a class, series or type, all holders of Equity Securities of such class, series or type will be given the same option; provided, however, that those Stockholders that are not Accredited Investors shall not be entitled to receive securities in connection with such Approved Sale and instead, shall receive cash proceeds equivalent in value to the securities being offered in such Approved Sale (as determined in good faith by the Board);

(iii) no Stockholder shall be obligated to pay more than his or its pro rata amount of reasonable expenses incurred (based on the proportion of the aggregate transaction consideration received) in connection with a consummated Approved Sale to the extent such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Corporation or the acquiring party (expenses incurred by or on behalf of a Stockholder for its or his sole benefit not being considered expenses incurred for the benefit of all Stockholders);

(iv) notwithstanding any other provision in this Agreement, the reasonable expenses incurred by the Management Stockholders in connection with an Approved Sale shall be paid by the Corporation or the acquiring party; and

(v) (A) No Stockholder shall be required to make any representations or warranties in connection with any Approved Sale pursuant to this Section 3.5, other than with respect to his, her or its title to, and ownership of, the Equity Securities being conveyed, tax status, authority to enter into any such transaction, the enforceability of relevant agreements against such Stockholder and other customary representations with respect to such Stockholder’s ownership of the Equity Securities, as applicable; (B) each Stockholder's indemnification obligations in connection with any such Approved Sale shall be on a pro rata but several (and not joint) basis with all other Stockholders (other than any such obligations that relate specifically to a Stockholder, such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of its Shares, tax status, authority to enter into any such transaction and enforceability of relevant agreements against such Stockholder, as applicable, which obligations shall be the obligations of solely such Stockholder and not the pro rata or joint obligations of any other Stockholder); and (C) the aggregate liability of each such Stockholder with respect to any indemnification obligations, together with its pro rata share of allocated expenses in connection with such Approved Sale contemplated by this Section 3.5, shall not exceed the proceeds received by such Stockholder in connection with such Approved Sale.

(c) Each Stockholder and the Corporation hereby grants an irrevocable proxy and power of attorney to any Eos Nominee to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by such Person to effectuate the consummation of any Approved Sale.  The Stockholders hereby agree to indemnify, defend and hold the Eos Nominee harmless (severally in accordance with their pro rata share of the consideration received in any such Approved Sale (and not jointly and severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby.

3.6.	Realization Event.

(a) Upon and anytime following a Realization Event Trigger, the holders of a majority of all then outstanding Investor Shares (the “Requesting Stockholders”), may deliver a written notice to (i) the Corporation (a “Realization Event Notice”), directing the Corporation to pursue strategic alternatives including a Sale of the Corporation, IPO, recapitalization, refinancing or other similar liquidity event (in each case, a “Realization Event”) and identifying an independent nationally recognized investment bank (the “Investment Bank”) to advise on such strategic alternatives, in accordance with this Section 3.6 or (ii) each of the other Stockholders (a “Stockholder Realization Notice”) indicating that the Requesting Stockholders are electing to pursue a Realization Event that does not require any action by the Corporation (e.g., a Sale of the Corporation via a stock sale) and identifying the Investment Bank. Upon receipt of a Realization Event Notice, the Corporation shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to affect the Realization Event in accordance with this Section 3.6.  Upon receipt of a Stockholder Realization Notice, each Stockholder shall reasonably cooperate (at the Corporation’s expense) in taking, or causing to be taken, all actions and doing, or causing to be done, all things necessary or desirable to effect the Realization Event in accordance with this Section 3.6.

(b) The Corporation or the Stockholders, as the case may be, shall require the Investment Bank to submit a report to the Requesting Stockholders and the Corporation outlining alternatives for a Realization Event that will achieve the highest value reasonably available. The Corporation and the Stockholders shall reasonably cooperate with the Investment Bank in accordance with any procedures set forth in such report with respect to the proposed Realization Event, shall use their commercially reasonable efforts to reach agreement on the terms and conditions for such Realization Event and will retain independent legal counsel selected by the Requesting Stockholders to advise the Corporation and the Stockholders on such Realization Event.

(c) For purposes of the foregoing, in the event of a disagreement on the terms and conditions for the Realization Event among the Stockholders, the final determination of such terms and conditions shall be made by the Requesting Stockholders, and thereafter the Requesting Stockholders shall have the right to cause the Corporation, or the Stockholders, as the case may be, to expeditiously consummate such Realization Event on the terms so determined. In connection with any Realization Event pursuant to this Section 3.6, the provisions set forth in Sections 3.5(a), (b) and (c) hereof shall apply, mutatis mutandis, with respect to such Realization Event as if it were an Approved Sale; provided, however, that Section 3.5(c) hereof shall only apply, mutatis mutandis, with respect to such Realization Event as if it were an Approved Sale if the Realization Event Trigger occurs because of the occurrence of a Material Adverse Effect; provided, further, that a Realization Event Trigger that occurs because of the failure by the Corporation to consummate a Sale of the Corporation or an IPO on or before the third anniversary of the date of this Agreement for any reason shall not give rise to the application of Section 3.5(c) hereof, mutatis mutandis, with respect to such Realization Event as if it were an Approved Sale. The Corporation agrees to pay all fees and expenses of the Investment Bank and such legal counsel in connection with such Realization Event.

ARTICLE IV

PROTECTIVE PROVISIONS

4.1.	Eos Director Protective Covenants.

The Corporation shall not take any of the following actions without the prior written approval of at least one (1) Eos Director:

(a) create a bonus plan or program or issue any bonuses or agree to issue bonuses, in which the payment under such bonus plan is contingent upon the occurrence of a Liquidation;

(b) pledge any assets (other than in connection with capital leases or other financings or securitizations that have been previously approved by the Board);

(c) make any material changes in accounting or tax methods or policies (other than as required by GAAP or applicable law), or any change in the Corporation’s auditors;

(d) acquisition or disposition by the Corporation of any business (whether by way of merger, purchase of stock, assets, license or otherwise);

(e) adopt an annual budget, operating budget or business plan, or materially deviate from any of the foregoing;

(f) materially change the principal business of the Corporation;

(g) change the name under which the Corporation conducts its business;

(h) create, or change the composition of, the Board or any committee of the Board or delegate any authority to any such committee;

(i) create any joint venture, partnership or non-wholly owned Subsidiary;

(j) make investments in any other Person (other than a wholly owned Subsidiary), including owning Equity Securities in any such Person;

(k) make any loan or advance (or permit any Subsidiary to make any loan or advance) to any Person (other than to the Corporation or to a wholly owned Subsidiary), except such advances and similar expenditures conducted in the ordinary course of business;

(l) guarantee, or permit any Subsidiary of the Corporation to guarantee, the indebtedness of any Person in excess of $150,000 (other than that of the Corporation or that of a wholly-owned Subsidiary of the Corporation), except in the ordinary course of business;

(m) commence or terminate the employment of the chief executive officer, president, chief financial officer, chief operating officer or any other senior executive officer of the Corporation, with total annual cash compensation in excess of $200,000, or amend or revise the terms of any employment agreement with, or otherwise modify in any way the compensation of, any such executive officer;

(n) enter into, or amend or otherwise materially modify any contract or agreement which provides for a payment in excess of $150,000 with any officer, director, stockholder, employee, consultant or Affiliate of the Corporation or any Subsidiary (a “Related Person”), including for the sale or repurchase of any of the Corporation’s Equity Securities;

(o) transfer any material technology or intellectual property, other than the granting of licenses in the ordinary course of business;

(p) grant any exclusive rights to any intellectual property of the Corporation;

(q) enter into any contract, commitment or arrangement (other than the Management Agreement) with respect to the receipt by the Corporation or any Subsidiary thereof of either (i) investment banking services with respect to material issuances of securities or (ii) advisory services with respect to mergers and acquisitions involving the Corporation (or any Subsidiary thereof);

(r) settle any material lawsuit, proceeding or investigation involving a monetary payment by the Corporation or any of its Subsidiaries in excess of $150,000;

(s) adopt or amend the Corporation’s Restricted Stock Plan;

(t) consummate any securitization transaction or similar material financing;

(u) originate any financing leases or loans, extend credit, or acquire any portfolios of leases or loans that materially deviate from the Corporation’s Credit Policies and Procedures or Origination Parameters;

(v) effect or implement any material changes to, or materially deviate from, the Corporation’s Credit Policies and Procedures or Origination Parameters;

(w) create, or authorize the creation of, or issue, or authorize the issuance of, any bond, debentures, notes or other debt security, or permit any Subsidiary of the Corporation to take any such action with respect to any such debt security, or otherwise incur any indebtedness in excess of $150,000 in the aggregate, other than trade payables incurred in the ordinary course of business and borrowings under then-existing credit facilities in the ordinary course of business; or

(x) agree to take any of the foregoing actions.

4.2.	Investor Stockholder Protective Covenants.

The Corporation shall not take any of the following actions without the prior written approval of the holders of a majority of all then outstanding Investor Shares:

(a) (A) issue or authorize any Equity Securities (other than Common Stock issued pursuant to the Corporation’s Restricted Stock Plan), (B) redeem, repurchase or acquire any Equity Securities, or (C) re-price any stock options;

(b) repurchase or redeem any debt or equity or amend the material terms of any existing (or previously approved) debt (except to the extent such debt becomes due in accordance with its terms);

(c) effect any acquisition by the Corporation of any business (whether by way of merger, purchase of stock or assets);

(d) take any action that would result in a Liquidation;

(e) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Preferred Stock, or agree to any action which may impair the Corporation’s ability to honor the rights and preferences of the Series A Preferred Stock;

(f) effect any changes in the Charter or Bylaws of the Corporation or similar governing documents (including this Agreement);

(g) alter the size of the Board (other than pursuant to Section 2.6 hereof) or any committee thereof;

(h) in any manner, directly or indirectly, and whether in cash, securities, dividends or other property, pay or declare or set apart for payment, any dividends or make any other distribution on or with respect to any Equity Securities;

(i) formally initiate a process with respect to, or consummate, an IPO;

(j) voluntarily file for bankruptcy protection; or

(k) agree to take any of the foregoing actions.

4.3.	RCC Protective Covenants.

The Corporation shall not take any of the following actions without the prior written approval of RCC:

(a) effect any changes in the Charter or Bylaws of the Corporation other than (i) any changes required to be made by a prospective investor in connection with an Equity Investment or (ii) changes that would not have a disproportionate adverse effect on RCC in its capacity as a holder of Series A Preferred Stock;

(b) alter the size of or change the composition of the Board or any committee thereof (other than (i) pursuant to the Board Expansion Option or (ii) in connection with an Equity Investment);

(c) enter into, or amend or otherwise modify any contract or agreement with a Related Person (other than (i) any contract or agreement entered into with such Related Person on terms not less favorable to the Corporation or Subsidiary, as the case may be, than would be obtained in a transaction with a Person which is not a Related Person or (ii) in connection with an Equity Investment); or

(d) so long as RCC holds Series B Preferred Stock or Series D Preferred Stock, take any action that contravenes, conflicts with or would otherwise have a discriminatory effect on the rights, powers, preferences or privileges of the Series B Preferred Stock (so long as RCC holds any Series B Preferred Stock) or the Series D Preferred Stock (so long as RCC holds any Series D Preferred Stock); provided, however, that the issuance of Equity Securities in connection with an Equity Investment shall not be considered to contravene, conflict with or otherwise have a discriminatory effect on the rights, powers, preferences or privileges of the Series B Preferred Stock or the Series D Preferred Stock.

4.4.	Subsidiaries and Committees.

At any time that the Corporation has any Subsidiary or committee, it shall not permit such Subsidiary or committee, as the case may be, to take any of the foregoing actions set forth in Sections 4.1, 4.2 or 4.3 hereof (with all references to the Corporation deemed to be references to such Subsidiary or committee) without the prior written approval of an Investor Director, Eos or RCC, as the case may be.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.	Information Rights.

(a) The Corporation shall deliver the following reports to each Stockholder holding more than five percent (5%) of the outstanding Common Stock Equivalents:

(i) as soon as available, and in any event within thirty (30) calendar days after the end of each month of each fiscal year of the Corporation (subject to extension as agreed to by Eos), unaudited consolidated and consolidating balance sheets of the Corporation and its Subsidiaries as of the end of such period, and consolidated and consolidating statements of income and cash flows of the Corporation and its Subsidiaries for the period then ended, including a report containing a management’s discussion and analysis of such financial results prepared in conformity with GAAP, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(ii) as soon as available and in any event within forty-five (45) calendar days after the end of each of the first three quarters of each fiscal year of the Corporation (subject to extension as agreed to by Eos), unaudited consolidated and consolidating balance sheets of the Corporation and its Subsidiaries as of the end of such period, and consolidated and consolidating statements of income and cash flows of the Corporation and its Subsidiaries for the period then ended prepared in conformity with GAAP, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(iii) as soon as available, and in any event within ninety (90) calendar days after the end of each fiscal year of the Corporation (subject to extension as agreed to by Eos), (A) a consolidated and consolidating balance sheet of the Corporation and its Subsidiaries as of the end of such year, and consolidated and consolidating statements of income and cash flows of the Corporation and its Subsidiaries for the year then ended prepared in conformity with GAAP, consistently applied and except as otherwise noted therein, together with an auditor's report thereon of a public accounting firm of established national reputation and (B) the audited annual financial statements for such fiscal year (including the notes, exhibits or schedules thereto and any affirmations or certificates filed therewith);

(iv) to the extent the Corporation (or any Subsidiary thereof) is required to prepare such financial statements (or obtain such audit letters), any financial statements actually prepared by the Corporation (or any such Subsidiary), or audit letters actually obtained by the Corporation (or any such Subsidiary) from any auditor of such financial statements, in each case as soon as available to the Corporation (or such Subsidiary);

(v) as soon as available, and in any event within fifteen (15) calendar days prior to the beginning of the fiscal year to which the annual budget shall apply, the annual budget and business plan of the Corporation and its Subsidiaries; and

(vi) as soon as available, and in any event within fifteen (15) calendar days after the end of each calendar year of the Corporation, updated copies of the Corporation’s Credit Policies and Procedures and Origination Parameters, provided that such Credit Policies and Procedures have materially changed or have been amended in such calendar year.

(b) The Corporation and its Subsidiaries shall provide to each Investor and RCC, true and correct copies of all documents, reports, financial data and other information as an Investor or RCC may reasonably request.  The Corporation shall permit any authorized representatives designated by an Investor or RCC to visit and inspect any of the properties of the Corporation and its Subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as an Investor may reasonably request.

5.2.	Conversion of Series A Preferred Stock.

Immediately prior to the consummation of an IPO, the Corporation and the Stockholders shall take all actions necessary to effect the mandatory conversion of the then outstanding Series A Preferred Stock as contemplated by Article IV, Section 8(a) of the Charter, including, without limitation, amending the Charter to authorize additional shares of Common Stock or effect a reverse stock split solely for the purpose of providing for the conversion of the Series A Preferred Stock.

5.3.	Conversion of Series B Preferred Stock.

Immediately prior to the closing of an IPO, the Corporation, the Board and the holder(s) of the then outstanding Series B Preferred Stock shall take all actions necessary to convert, effective as of the closing of such IPO, all of the then outstanding shares of Series B Preferred Stock into a subordinated promissory note (the “Series B Note”).  Such Series B Note shall contain the following terms: (i) an original principal amount equal to the Series B Preference Amount at the time of such IPO, (ii) an interest rate equal to eight percent (8%) per annum and (iii) a maturity date of the third anniversary of such IPO.  The terms of such Series B Note shall be structured so as not to violate the terms of any warehouse lines of credit or similar debt facilities that are in place at the time of such IPO.  The terms of the subordination of such Series B Note shall be reasonably acceptable to the holder(s) of the then outstanding Series B Preferred Stock.

5.4.	Resignations.

Each of Crit DeMent and Miles Herman agree to resign as directors and/or managers of LFC, LEAF Funding, Inc. and LEAF Asset Management, LLC prior to December 15, 2011.

ARTICLE VI

MISCELLANEOUS

6.1.	Termination.

This Agreement shall automatically terminate and be of no further force or effect as of the Termination Date.

6.2.	Legend on Stock Certificates.

Each certificate representing shares of capital stock that are subject to this Agreement shall bear a legend substantially in the following form:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT DATED AS OF NOVEMBER 16, 2011 (AS THE SAME MAY BE AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME), BY AND AMONG LEAF COMMERCIAL CAPITAL, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF LEAF COMMERCIAL CAPITAL, INC.”

6.3.	Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

Other than with respect to matters relating to the internal governance of the Corporation, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.  All matters which are the subject of this Agreement relating to matters of internal governance of the Corporation shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.  ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.4.	Remedies.

The parties hereto shall each have and retain all rights and remedies existing in their favor under this Agreement, at law or equity, including, without limitation, rights to bring actions for specific performance and/or injunctive or other equitable relief (including the remedy of rescission) to enforce or prevent a breach or violation of any provision of this Agreement.  All such rights and remedies shall, to the extent permitted by applicable law, be cumulative and the existence, assertion, pursuit or exercise of any thereof by a party shall not preclude such party from exercising or pursuing any other rights or remedies available to it.

6.5.	Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, the parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

6.6.	Assignments; Successors and Assigns.

Except in connection with any Transfer of Shares in accordance with this Agreement, the rights of each party under this Agreement may not be assigned.  This Agreement shall bind and inure to the benefit of the parties and their respective successors, permitted assigns, legal representatives and heirs.

6.7.	Amendments; Waivers.

This Agreement may only be modified or amended by an instrument in writing signed by Eos and RCC; provided, however, that any amendment or waiver (i) that would not have a disproportionate effect on the rights, preferences, powers and privileges hereunder of RCC (whether by merger, consolidation or otherwise, other than a Sale of the Corporation) in relation to the effect on the rights, preferences, powers and privileges hereunder of Eos or (ii) in connection with an Equity Investment or a Realization Event Trigger, shall be effective without the consent of RCC.  The holders of a majority of all then outstanding Investor Shares may grant a waiver or effect any modification or amendment on behalf of all Investors and the holders of a majority of all then outstanding Existing Stockholder Shares may grant a waiver or effect any modification or amendment on behalf of all Existing Stockholders.  Each waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

6.8.	Notices.

Except as otherwise expressly set forth in this Agreement, all notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively delivered to and received by a party:  (i) upon personal delivery; (ii) if sent by fax with confirmation that the proper number of pages were transmitted without error to such party’s fax number, on the Business Day the fax was sent if delivered during normal business hours, or else on the next succeeding Business Day; (iii) five (5) calendar days after having been sent by certified United States postal mail with return receipt requested to such party’s address; or (iv) on the day of delivery if delivered by nationally recognized overnight courier with confirmation of delivery to such party’s address.  All notices shall be addressed as follows (or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith):

if to the Corporation:

LEAF Commercial Capital, Inc.
One Commerce Square
2005 Market Street, 14th Floor
Philadelphia, Pennsylvania 19103
Attention:  Crit DeMent
Facsimile:  (215) 640-6330

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
Attention:  Gerald J. Guarcini, Esq.
Facsimile:  (215) 864-8999

if to Eos:

Eos Management, L.P.
320 Park Avenue
New York, New York  10022
Attention:  Brendan Moore
Facsimile:  (212) 832-5815

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: Bradley C. Vaiana, Esq.
Facsimile (212) 294-4700

if to the Stockholders, to their respective addresses set forth on Annex I and II hereto.

6.9.	Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.  Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits, if any, are references to Schedules and Exhibits, respectively, to this Agreement.

6.10.	Number; Gender.

Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

6.11.	Entire Agreement.

This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter.  The parties hereto represent and warrant that there are no other agreements or understandings regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

6.12.	Counterparts; Facsimile Signatures.

This Agreement may be executed and delivered by facsimile or portable document format (.pdf) in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

6.13.	Conflicting Agreements.

No Stockholder shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Stockholders or with Persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of Equity Securities in a manner which is inconsistent with this Agreement.

6.14.	Third Party Reliance.

Notwithstanding anything contained herein to the contrary, the covenants of the Corporation contained in this Agreement (a) are being given by the Corporation as an inducement to the Stockholders to enter into this Agreement (and the Corporation acknowledges that the Stockholders have expressly relied thereon) and (b) are solely for the benefit of the Stockholders. Accordingly, no third party (including any holder of capital stock of the Corporation) or anyone acting on behalf of anyone thereof other than the Stockholders, shall be a third party or other beneficiary of such covenants and no such third party shall have any rights of contribution against the Stockholders or the Corporation with respect to such covenants or any matter subject to or resulting in indemnification under this Agreement or otherwise.

6.15.	Consultation with Counsel, etc.

Each Stockholder who or which executes and delivers a counterpart signature page to this Agreement hereby acknowledges that he, she or it has had the opportunity to consult with his, her or its own counsel with respect to the subject matter of this Agreement, and has read and understands all of the provisions of this Agreement.  Each Stockholder who or which executes and delivers a counterpart signature page to this Agreement hereby further acknowledges that he, she or it has had the opportunity to ask questions of, and to seek additional information from, the Corporation with respect to each of the matters set forth herein.

6.16.	Prevailing Party.

If any party to this Agreement brings an action or proceeding directly or indirectly based upon this Agreement or the matters contemplated hereby against any other party hereto (or its Affiliates), the Prevailing Party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable fees, costs and expenses in connection with such action or proceeding, including reasonable attorneys’ fees, fees of expert witnesses and expenses and court costs.  In any action seeking monetary damages, (A) the party bringing such action must expressly state a claimed dollar amount in its complaint or as a counterclaim in its answer and (B) the parties agree that they may not amend their respective complaint or answer to change the dollar amount of damages originally sought.

6.17.	Interpretation.

Notwithstanding anything to the contrary contained herein or in the Bylaws, to the extent that any provision contained in this Agreement conflicts with any provision contained in the Bylaws, the provision contained in this Agreement shall govern.

6.18.	Construction.

The term “Agreement” means this agreement together with all Schedules, Annexes and Exhibits hereto, if any, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa.  The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”, “hereof’, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, if any, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement.  All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules, Annexes and Exhibits attached to this Agreement, except where otherwise stated.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement on the date first written above.

COMPANY

LEAF COMMERCIAL CAPITAL, INC.

By: /s/ Crit DeMent
Name: Crit DeMent
Title: CEO

[Signature Page to Stockholders’ Agreement]

INVESTORS:

EOS PARTNERS, L.P.,
a Delaware limited partnership

By:	EOS GENERAL, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Steven M. Friedman
Name: Steven M. Friedman
Title: Manager

EOS CAPITAL PARTNERS III, L.P.,
a Delaware limited partnership

By:	ECP GENERAL III, L.P.,
a Delaware limited partnership,
its general partner

	By:	ECP III, LLC,
a Delaware limited liability company,
its general partner

		By:	/s/ Steven M. Friedman
Name: Steven M. Friedman
Title: President

EOS CAPITAL PARTNERS IV, L.P.,
a Delaware limited partnership

By:	ECP GENERAL IV, L.P.,
a Delaware limited partnership,
its general partner

	By:	ECP IV, LLC,
a Delaware limited liability company,
its general partner

		By:	/s/ Steven M. Friedman
Name: Steven M. Friedman
Title: President

[Signature Page to Stockholders’ Agreement]

EXISTING STOCKHOLDERS

RESOURCE TRS, INC.

By: /s/ Jeffrey D. Blomstrom
Name: Jeffrey D. Blomstrom
Title: Senior Vice President

[Signature Page to Stockholders’ Agreement]

LEAF FINANCIAL CORPORATION

By: /s/ Crit DeMent
Name: Crit DeMent
Title: CEO

ANNEX I

INVESTORS

Investor

Eos Capital Partners III, L.P. c/o Eos Partners, L.P. 320 Park Avenue New York, New York 10022 Telephone: (212) 832-5800 Facsimile: (212) 832-5815 Attn: Brendan Moore

Eos Capital Partners IV, L.P. c/o Eos Partners, L.P. 320 Park Avenue New York, New York 10022 Telephone: (212) 832-5800 Facsimile: (212) 832-5815 Attn: Brendan Moore

Eos Partners, L.P. c/o Eos Partners, L.P. 320 Park Avenue New York, New York 10022 Telephone: (212) 832-5800 Facsimile: (212) 832-5815 Attn: Brendan Moore

In each case, with a copy (which shall not constitute notice) to:

Winston & Strawn LLP 200 Park Avenue New York, NY 10166 Attention: Bradley C. Vaiana, Esq. Telephone: (212) 294-2610 Facsimile: (212) 294-4700

ANNEX II

EXISTING STOCKHOLDERS

Existing Stockholder

Resource TRS, Inc.
c/o Resource Capital Corp.
712 Fifth Avenue, 12th Floor
New York, NY  10019
Attn:  David Bryant

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
620 Eighth Avenue
The New York Times Building
New York, New York 10018
Email: sinfante@cov.com
Fax: (646) 441-9039
Attn: Stephen A. Infante

LEAF Financial Corporation
One Commerce Square
2005 Market Street, 15th Floor
Philadelphia, Pennsylvania 19103
Email: cdement@LEAFnow.com
Facsimile: (215) 640-6330
Attn: Crit DeMent

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
Email: guarcini@ballardspahr.com
Fax:  (215) 864-8999
Attn: Gerald J. Guarcini

Crit DeMent One Commerce Square 2005 Market Street, 15th Floor Philadelphia, PA 19103

EXHIBIT A

STOCKHOLDERS’ AGREEMENT JOINDER

By execution of this Joinder, the undersigned agrees to become a party to that certain Stockholders’ Agreement dated as of November 16, 2011, among LEAF Commercial Capital, Inc. and the Stockholders which are parties thereto, as the same may be amended, restated or otherwise modified from time to time.  The undersigned shall have all the rights, and shall observe all the obligations, applicable to a Stockholder and [Investor] [Existing] [Management Stockholder] thereunder.

Name:  __________________________

Address for Notices:	with copies to:

EXHIBIT B

LEAF COMMERCIAL CAPITAL, INC.

INDEMNIFICATION COMMITTEE CHARTER

PURPOSE

The Indemnification Committee (the “Committee”) of the Board of Directors (the “Board”) of LEAF Commercial Capital, Inc. (the “Corporation”) is a standing committee whose purpose is to assist the Board in fulfilling its responsibilities and taking all affirmative actions it deems in the best interest of the Corporation in connection with enforcing and effecting the rights of the Corporation under the Stock Purchase Agreement, including, without limitation, Article X thereof, dated November 16, 2011, by and among the Corporation, LEAF Financial Corporation, Resource TRS, Inc., Resource Capital Corp., Resource America, Inc. and the Purchasers named therein.

COMMITTEE MEMBERSHIP

The Committee shall be comprised of the Eos Directors, one Independent Director and the Management Director (as such terms are defined in the stockholders agreement to which the Corporation is a party), each of whom may not be removed so long as he or she is a director.

COMMITTEE STRUCTURE AND OPERATIONS

The Committee shall meet at such times as the Committee or its chair deems necessary to perform the Committee’s responsibilities.  The Committee may meet by telephone or video conference.  In addition, the Committee may take action by written consent.  The Committee may delegate authority to one or more members when appropriate.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation, and has the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.  The Corporation shall provide funding, as determined by the Committee, for payment of compensation to any advisers the Committee retains.

COMMITTEE AUTHORITY

The Committee shall have the full and absolute authority to cause the Corporation to take all actions the Committee deems are in the best interest of the Corporation with respect to its purpose as set forth herein.

Adopted by the Committee on November 16, 2011, to be effective upon resolution of the Board.

EXHIBIT C

FINANCIAL COVENANTS

●	Tangible Net Worth

●
The Corporation shall, commencing on the month ending December, 2011 and on a monthly basis thereafter, maintain on a consolidated basis, as of the end of each fiscal month, Tangible Net Worth of not less than the Minimum Tangible Net Worth.

●
“Tangible Net Worth” means, with respect to the Corporation, total assets of the Corporation and its Subsidiaries (determined on a consolidated basis) minus the sum of (a) intangible assets (including goodwill), (b) receivables from stockholders and affiliates (excluding any amounts due from LFC pursuant to the Amended and Restated Sub-Servicing Agreement (as such term is defined in the Stock Purchase Agreement)), and (c) Total Liabilities, in each case, calculated in accordance with GAAP applied consistently with the conventions, procedures, methodologies, and principals used in preparing the Corporation’s Audited Financial Statements.  For the purposes of the foregoing calculation, intangible assets shall exclude unamortized debt discounts and expenses and unamortized deferred charges.  In all instances, total assets and Total Liabilities shall exclude any mark-to-market gain or loss on any swap or other hedge transaction.

●
“Total Liabilities” means the sum of current liabilities plus long term liabilities, in each case calculated in accordance with GAAP applied consistently with the conventions, procedures, methodologies, and principals used in preparing the Corporation’s Audited Financial Statements.  Total Liabilities shall not include deferred tax liabilities.

●	“Minimum Tangible Net Worth” as of any test date, shall be an amount equal to the sum of (a) $55,000,000 plus (b) 50% of the Net Worth Differential.

●	“Net Worth Differential” means the amount by which the High Water Tangible Net Worth exceeds the Closing Date Tangible Net Worth.

●
“High Water Tangible Net Worth” shall be an amount equal to the greater of (A) the Tangible Net Worth as of the closing date and (B) the maximum Tangible Net Worth as of any test date following the closing date.

●	“Closing Date Tangible Net Worth” shall be $70,592,132.